Exhibit 10.9

VINCE EASI

EMPLOYMENT AGREEMENT

AMENDMENT NUMBER 1

THIS EMPLOYMENT AGREEMENT AMENDMENT 1 (this “Amendment”), effective as of December 10, 2008 (the “Effective Date”), by and between FIRST NATIONAL BANK OF OTTAWA, a national banking association (the “Bank”), and VINCE EASI (the “Executive”).

RECITALS

WHEREAS, the Bank and the Executive previously entered into that certain Employment Agreement dated September 24, 2007 (the “Agreement”);

WHEREAS, the Bank and the Executive desire to amend certain provisions of the Agreement in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder) (collectively referred to herein as “Section 409A”);

WHEREAS, pursuant to Section 11(d) of the Agreement, the Agreement may be amended in writing with the signature of each party; and

WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is agreed and acknowledged by the parties hereto, effective as of the Effective Date, the Agreement is amended to read as follows:

AGREEMENTS

1.                                      The Agreement is amended by labeling the provision of the Agreement entitled “Term with Automatic Renewal Provisions” as “Section 1” and renumbering all subsequent sections of the Agreement.

2.                                      Section 3(b) of the Agreement is amended by adding the following sentence to the end thereof:

“The employee bonus payment and the “Impact Group” bonus payment, if any, shall be paid as soon as practicable, but in no event later than two and one-half (2½) months following the end of the year in which they are earned.”

3.                                      Section 4(a) of the Agreement is amended by deleting the apostrophe in the term “coverages”.

4.                                      Section 4(c) of the Agreement is amended by adding the following sentence to the end thereof:

“To the extent any dues or expenses payable under this Section 4(c) are to be paid in the form of a reimbursement to the Executive, such reimbursement shall be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the year in which the corresponding dues or expenses are incurred.”

5.                                      The last sentence of Section 9(b) of the Agreement is amended in its entirety and replaced with the following sentences:

“In the event of termination pursuant to this Section 9(b), Executive shall be entitled to his Base Salary for what would have been the remainder of the then-current term of this Agreement (less any amount described in the next sentence of this Section 9(b)), which amounts shall be paid in equal installments over what would have been the remainder of the term of this Agreement pursuant to the Bank’s payroll schedule.  To the extent any portion of the payments provided under this Section 9(b) exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), the Executive shall receive such portion of the amount due under this Section 9(b) that exceeds the “safe harbor” amount in a single lump sum payment payable within five (5) days after the Executive’s termination of employment.”

6.                                      Section 9(c) of the Agreement is amended by adding the following sentence to the end thereof:

“Any amounts due under this Section 9(c) shall be paid to the Executive, or his estate in the event of his death, as soon as administratively practicable following the Executive’s termination of employment.”

7.                                      A new sentence is added to the end of Section 9(d) of the Agreement to read as follows:

“Notwithstanding the foregoing, if such Change of Control does not meet the definition of either a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code, or any successor thereto, payment will be made in the same form and at the same time as under Section 9(b) to the extent required under Code Section 409A.”

8.                                      The fifth sentence of Section 9(e) of the Agreement is amended to read as follows:

“In the event that such opinions determine that there would be an excess parachute payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Executive in writing delivered to the Bank within sixty (60) days of his receipt of such opinions or, if the Executive fails to so notify the Bank, then as the Bank shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment; provided, however, that any such specification by Executive or Bank shall not be effective where it would result in an imposition of any additional income tax under Section 409A of the Code.”

9.                                      A new subsection 9(f) is added to the Agreement to read as follows:

“(f)          Separation from Service Required.  Notwithstanding any provision of this Agreement to the contrary, no payment shall be due to Executive pursuant to this Section 9 as a result of his termination of employment, whether such termination is at the election of Bank or Executive, unless such termination of employment satisfies the definition of a “separation from service” under Section 409A of the Code.”

10.                               A new Section 13 is added to the Agreement to read as follows:

“Section 13.   Code Section 409A.

(a)                                 To the extent that any of the terms and conditions contained herein which were modified by Amendment Number 1 (the “Amendment”) constitute an amendment or modification of the time or manner of payment under a non-qualified deferred compensation plan (as defined under Code Section 409A (and the guidance issued thereunder) (collectively referred to herein as “Code Section 409A”)), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86, this Agreement, as amended by the Amendment, constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(b)                                 It is intended that the Agreement shall comply with the provisions of Code Section 409A so as not to subject Executive to the payment of additional taxes and interest under Code Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement to maintain, to the maximum extent practicable, the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(c)                                  Notwithstanding any provision in the Agreement to the contrary if, as of the effective date of Executive’s termination of employment, he is a

“Specified Employee,” then, only to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Executive’s separation from service.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected.  All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

(d)                                 The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Bank based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Executive is determined to be a key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period.  For purposes of determining whether Executive is a key employee under Code Section 416(i), “compensation” shall mean Employee’s W-2 compensation as reported by the Bank for a particular calendar year.”

[Signature page to follow]

All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

By:	/s/ Donald J. Harris	/s/ Vince Easi
Name:	Donald J. Harris	Vince Easi
Its:	EVP & Chief Operating Officer

4495 E. 2551 Rd.
Leland, IL 60531
[Address]